EXHIBIT 99.1

NetSol Technologies Regains NASDAQ Compliance

CALABASAS, Calif., Aug. 27, 2012 (GLOBE NEWSWIRE) -- NetSol Technologies, Inc. (Nasdaq:NTWK), a worldwide provider of global IT and enterprise application solutions, today announced that it has received a letter from the listing qualifications department staff of The NASDAQ stating that the Company has regained compliance with NASDAQ Stock Market Listing Rules that require maintenance of a minimum $1.00 per share bid price.

Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed.

"We are pleased that this matter is now behind us and look forward to continuing our concentration on pursuing growth opportunities and enhancing value for all stakeholders," said Najeeb Ghauri, CEO of NetSol.

About NetSol Technologies

NetSol Technologies, Inc. (www.netsoltech.com) is a worldwide provider of global IT and enterprise application solutions that include credit and finance portfolio management systems, SAP consulting and services, custom development, systems integration, and technical services for the global Financial, Leasing, Insurance, Energy, and Technology markets. Headquartered in Calabasas, Calif., NetSol's product and services offerings have achieved ISO 9001, ISO 20000, ISO 27001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Maturity Level 5 assessments, a distinction shared by only 178 companies worldwide. The company's clients include Fortune 500 manufacturers, global automakers, financial institutions, utilities, technology providers, and government agencies. NetSol has delivery and support locations in San Francisco, London, Beijing, Bangkok, Lahore, Adelaide and Riyadh.

Investors can receive news releases and invitations to special events by accessing our online signup form at http://bit.ly/NetSol_Investor_Signup_Form.

The NetSol Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9832

CONTACT:    PondelWilkinson Inc.
                    Matt Sheldon
                    (310) 279-5980
                    investors@netsoltech.com